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                                                                      EXHIBIT 99

                                Veritas DGC Inc.
                             Audit Committee Charter

The audit committee is a committee of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, and the audit process.

It is RESOLVED, therefore, that the charter and powers of the Audit Committee of the Board of Directors (the "Audit Committee") shall be:

o Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

o Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company;

It is RESOLVED, that the Audit Committee shall have the following specific powers and duties:

1. Holding at least three regular meetings per year and such special meetings (at least one per year) as may be called by the Chairman of the Audit Committee or at the request of the independent accountants or the internal auditors, and including in such meetings members of management to provide information as needed;

2. Reviewing the performance of the independent accountants and internal auditors and making recommendations to the Board of Directors regarding the appointment or termination of the independent accountants and internal auditors;

3. Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing and approving the independent accountants' annual engagement letter; reviewing and approving the Company's internal audit plans and reports, annual audit plans and budgets; directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

4. Reviewing with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;

5. Reviewing the range and cost of audit and non-audit services performed by the independent accountants;

6. Reviewing the Company's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application thereof, and providing for the review of interim financial reports before they are filed with the SEC or other regulators;


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7.   Providing for review of the Company's quarterly earnings releases by the
     Chairman, or his designee, and reviewing the Company's annual fiscal year earnings release in a meeting of the full Audit Committee before such releases are made public;

8. Through the internal audit process and the independent accountants, reviewing the adequacy of the Company's systems of internal control;

9. Obtaining from the independent accountants and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

10. Providing an independent, direct communication between the Board of Directors, internal auditors and independent accountants;

11. Reporting through its Chairman to the Board of Directors following the meetings of the Audit Committee such recommendations as the committee deems appropriate;

12. Maintaining minutes or other records of meetings and activities of the Audit Committee;

13. Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities, including retaining independent counsel, accountants, or others to assist it in the conduct of any investigation;

14. Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable;

15. Meeting with the director of internal auditing, the independent accountant, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee;

It is RESOLVED, that the membership of the audit committee shall consist of at least three independent members of the board of directors who shall serve at the pleasure of the board of directors. Audit committee members and the committee chairman shall be designated by the full board of directors upon the recommendation of the nominating committee. Members of the audit committee shall have a familiarity with basic finance and accounting practices and at least one member of the committee shall have an accounting or financial management background.

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